FOR IMMEDIATE RELEASE

Contacts:	Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044 Sidney G. Jones, Vice President-Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
COMPLETES ACQUISITION OF REMAINING 70% OF EXEGO GROUP
AND ANNOUNCES 1st QUARTER 2013
EARNINGS RELEASE DATE AND CONFERENCE CALL

Atlanta, Georgia, April 2, 2013 — Genuine Parts Company (NYSE: GPC) announced today that it has completed the purchase of the remaining 70% stake of Exego Group for approximately $650 million (US$) in cash and the assumption of approximately $160 million (US$) in net debt, effective April 1, 2013. The purchase was financed using a combination of cash on hand and borrowings under existing credit facilities. The Company had previously purchased a 30% stake in the Exego Group on January 1, 2012, and had announced the pending agreement to acquire the remaining shares on March 11, 2013.

Exego Group, headquartered in Melbourne, Australia, is a leading aftermarket distributor of automotive replacement parts and accessories in Australasia, with annual revenues of more than $1 billion (US$) and a company-owned store footprint of more than 430 locations across Australia and New Zealand.

The Company also announced today that it plans to release First Quarter Earnings on April 19, 2013. Management will also conduct a conference call on this date at 11:00 a.m. Eastern time. The public may access the call on the Company’s website, www.genpt.com, by clicking “Investor Services”, or by dialing 877-331-5106. The conference ID is 29857123. If you are unable to participate during the call, a replay of the call will be available on the Company’s website or toll-free at 855-859-2056, ID 29857123, two hours after the completion of the conference call until 12:00 a.m. Eastern time on May 4, 2013.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts and accessories in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2012 revenues of $13.0 billion.